UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 9, 2007 (November 6, 2007)
O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry Into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Form of O’Charley’s Inc. Executive Employment Agreement dated November 6, 2007

Item 1.01. Entry Into a Material Definitive Agreement
     On November 6, 2007, O’Charley’s Inc. (the “Company”) entered into executive employment agreements with certain of its senior officers, including the following named executive officers: Lawrence E. Hyatt, Chief Financial Officer; Jeffrey D. Warne, Concept President — O’Charley’s; and John R. Grady, Concept President — Ninety Nine Restaurant & Pub.
     The agreements are based on a form of agreement that (i) consolidates the forms of employment, noncompetition, severance and change-in-control agreements that the Company previously used with respect to the employment of its newly-hired senior executives into one standardized employment agreement; and (ii) applies a uniform contractual term of employment to this group of senior officers. The executive employment agreements supersede and replace any pre-existing employment, noncompetition, severance, change-in-control or other such agreements between the Company and such officers, although substantially all of the terms of the new form of agreement were drawn from, and remain substantially similar to, the terms of such pre-existing form contracts.
     Under the form of executive employment agreement, each senior officer who is a party thereto shall continue to serve in his current office until August 29, 2010, at his current level of base compensation (subject to annual increases that may be granted by the Company’s Compensation and Human Resources Committee). The agreement automatically renews for successive one-year terms, unless either party provides written notice of termination at least 90 days before the expiration of the initial term or any one-year renewal term.
     The form of agreement contains provisions under which the executive agrees to (i) refrain from competing with the Company during the term of his employment and for a period of 12 months following the termination of his employment; (ii) refrain from soliciting or attempting to induce any Company employee at the level of director or above to terminate his or her employment with the Company; and (iii) not disclose any of the Company’s trade secrets or confidential business or technical information. In partial consideration for the executive’s agreement to such terms, the Company will make severance payments to him in the event that his employment is terminated without cause (as defined in the form of agreement) or he terminates employment with good reason (as defined in the form of agreement). If such a termination occurs, the executive will be entitled to salary continuation for a period of 12 months, payment of his target bonus amount for the fiscal year in which the date of termination occurs and, subject certain to limitations, continuation of employee benefits for a period of 12 months.
     With respect to a termination of employment occurring within 18 months of a change in control of the Company, under the form of agreement, an executive will be entitled to a lump sum payment as described below and continuation, for a certain period of time, of health insurance coverage if he is terminated within 18 months of such change in control other than for cause, death, disability, or retirement (each as defined in the form of agreement), or if the executive terminates his employment for good reason (as defined in the form of agreement). In the event of such termination, the executive will receive as severance pay in a lump sum an amount equal to the sum of (i) 150% of the average base salary paid to him by the Company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him during any of the three calendar years preceding the change in control. If the lump sum severance payment, either alone or together with other payments which the executive has the right to receive, would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the payment shall be reduced to the largest amount as will result in no portion of the payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
     In addition, in the event of termination of the executive’s employment under circumstances where the executive is not entitled to receive severance pay, during the non-compete period he will give written notice to the Company if he receives an offer of employment from a company involving activity competitive with the Company. The Company may in such circumstances waive the restrictions on the executive’s ability to engage in the competitive activity. If the executive has not engaged in such competitive activity and the Company has not waived the restrictions on the executive’s ability to compete, the Company will pay the executive an amount equal to the usual rate of the executive’s base salary and the proportionate share of his target annual bonus for the fiscal year in which the executive’s date of termination occurred, in accordance with the Company’s normal payroll practices, until the end of the non-compete period.
     The foregoing summary of the form of executive employment agreement is qualified in its entirety to such agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

EX-10.1	Form of O’Charley’s Inc. Executive Employment Agreement dated November 6, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer, Secretary and Treasurer

Date: November 8, 2007